Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Salix Pharmaceuticals, Ltd. for the registration of securities of the Company, including common stock, preferred stock, warrants, and units, and to the incorporation by reference therein of our report dated March 9, 2007, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 17, 2009

Raleigh, NC